Exhibit 99.1

ANALOG DEVICES APPOINTS VINCENT ROCHE CEO
NORWOOD, Mass. — May 6, 2013 — Analog Devices, Inc. (NASDAQ:ADI) today announced the appointment of Vincent Roche as President and Chief Executive Officer (CEO) and his election to the Board of Directors, effective immediately.
“ADI is fortunate to have an executive of Vince’s caliber assume the leadership of our company,” said Ray Stata, ADI co-founder and Chairman of the Board. “Vince’s long tenure and his deep understanding of our technology, customers, and markets will serve ADI well as we continue to execute on the strategic plan which Vince played a major role in shaping. I’m confident that Vince will continue the record of success in which all ADI employees take great pride.”
Mr. Roche, 53, joined ADI in 1988. Over his nearly 25-year career at ADI, he has served in key leadership positions including worldwide sales, strategic marketing, and product management. Mr. Roche was appointed President of ADI in 2012 and has served as interim CEO since March 29, 2013 following the unexpected death of ADI CEO Jerald G. Fishman.
“I am honored to take the helm of this great company and privileged to follow in Ray Stata’s and Jerry Fishman’s footsteps as President and CEO,” said Vincent Roche. “I am committed to advancing the company’s strategy and working with the senior management team to move the company forward and continue our record of success for employees, customers, and shareholders.”
Mr. Roche’s biography is available at investor.analog.com.
About Analog Devices
Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is included in the S&P 500 Index.